Exhibit 107

Calculation of Filing Fee Tables

Schedule 14C

(Form Type)

THE CHOSEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction (1)(2)	Fee rate	Amount of Filing Fee
Fees to Be Paid	$243,421,000.00 (3)	0.0001476	$35,928.94
Fees Previously Paid	$0	0.0001476	$0
Total Transaction Valuation	$243,421,000.00
Total Fees Due For Filing			$35,928.94
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$35,928.94

(1)	Title of each class of securities to which transaction applies: N/A

(2)	The aggregate number of securities to which the asset sale applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0001476 by $243,421,000.00. The purchase price payable under the asset purchase agreement (as defined in the information statement) is $243,421,000.00 to be received by The Chosen, Inc.